Exhibit 99.1

Exhibit 99.1

Consolidated Water Reports Second Quarter 2024 Operating Results

GEORGE TOWN, Grand Cayman, Cayman Islands, August 14, 2024 -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: CWCO), a leading designer, builder and operator of advanced water supply and treatment plants, reported results for the second quarter ended June 30, 2024. All comparisons are to the same prior year period unless otherwise noted.

Consolidated Water will hold a conference call at 11:00 a.m. Eastern time tomorrow to discuss the results (see dial-in information below).

Second Quarter 2024 Financial Key Points

●	Total revenue declined 27% to $32.5 million.
●	Retail revenue increased 8% to $8.2 million on higher sales volumes.
●	Bulk revenue was relatively consistent at $8.4 million.
●	Manufacturing revenue was relatively consistent at $3.9 million.
●	Services revenue declined by 51% (or approximately $12.2 million) to $11.9 million due to a $16.5 million decline in construction revenue that was partially offset by an approximately $3 million increase in recurring operations and maintenance revenue.
●	Net income from continuing operations attributable to company stockholders totaled $4.2 million or $0.26 per diluted share, compared to $7.5 million or $0.47 per diluted share in the second quarter of 2023.
●	Net income including discontinued operations attributable to company stockholders totaled $15.9 million or $0.99 per diluted share, compared to $7.3 million or $0.46 per diluted share in the second quarter of 2023.
●	Cash and cash equivalents totaled $96.7 million and working capital was $131.2 million as of June 30, 2024.

Second Quarter 2024 Operational Key Points

●	Volume of retail water sold in the company’s utility service area in Grand Cayman increased 10% compared with the same period in 2023.
●	Completed the construction and commissioning of the new 2.6 million gallon per day Red Gate desalination plant for the Water Authority of the Cayman Islands. Began operating the facility under a 10-year operations and maintenance agreement.

●	Continued piloting, design and permitting of a $147 million project to design, construct, operate and maintain a seawater desalination plant for the Board of Water Supply of Honolulu, Hawaii.
●	Recognized $1.9 million in operations and maintenance revenue from REC which Consolidated Water acquired in October 2023 to provide a new channel for expansion in water-stressed regions of Colorado.
●	Settled a dispute with Mexico involving the discontinued desalination project in Playas de Rosarito, Mexico and recognized a gain of $12.1 million from the sale of the project land and project documentation.
●	Received Notice to Proceed under a new 15-year agreement with the Water and Sewerage Corporation of the Bahamas to design, build, own, operate and finance two seawater desalination plants on Cat Island in the Bahamas.

Management Commentary

“Our second quarter results were fairly positive, especially considering the inherent variability in our service segment revenue and earnings due to the timing of our large design-build projects in Grand Cayman, Arizona and Hawaii,” stated company CEO, Rick McTaggart. “Our services revenue was down by about half due to the anticipated reduction in construction-related revenue as the Grand Cayman and Arizona projects were completed earlier this year.

“Meanwhile, development activities continue to ramp up on the $147 million project to design, construct, operate and maintain a seawater desalination plant for the Board of Water Supply of Honolulu in Hawaii that we announced in June of last year. We are currently in the piloting, design and permitting stage, which we expect will lead into the full construction stage late next year.

“The completion of the Hawaii project plant encompasses the current two-year development phase followed by a two-year construction phase. After construction and commissioning, we will operate the plant under a 20-year operations and maintenance agreement which has two additional 5-year extensions exercisable at the client’s discretion.

“The reduction in construction-related revenue in the second quarter was partially offset by an increase in the revenue generated from operations and maintenance contracts by both PERC and REC. We acquired REC last October to provide a new channel for growth in the water-stressed regions of Colorado, and we’ve been pleased with REC’s integration into our company and the new opportunities we see developing in Colorado. Similar to our acquisition of PERC, we anticipate that our greater financial and management resources will enable REC to pursue larger projects that will accelerate REC’s growth over time.

“Looking ahead to the remainder of the year and beyond, we remain very excited about our prospects. Many positive factors—including the consistent strong water sales growth in Grand Cayman, the long-term recurring revenues from our Caribbean-based bulk water and U.S.-based O&M businesses, stabilized manufacturing revenue and earnings, and the anticipated revenue and earnings from our $147 million design-build-operate project in Hawaii—altogether provide a very solid base for the company in the coming years.

“Supported by our exceptionally strong balance sheet, we will continue to invest in new long-term projects such as two desalination plants on Cat Island in the Bahamas, as well as new infrastructure to serve the growing water needs of our utility customer in the Cayman Islands. We see these projects ultimately enhancing revenue growth.

“The market for design-build projects is also showing no sign of slowing. While we are currently in a period between two large projects, we believe our efficient and aesthetically pleasing plant designs, our cost-efficient project delivery models and our significant industry experience will help us secure new projects.

“In fact, we recently signed master design-build service agreements with two major national clients for a number of projects they are contemplating. We anticipate this will positively impact revenue and earnings in future periods. Combined with strong industry tailwinds, we anticipate that all of these factors will drive our long-term growth, enhance profitability, and further strengthen shareholder value.”

Second Quarter 2024 Financial Summary

Revenue totaled $32.5 million, declining 27% from $44.2 million in the second quarter of 2023. The decrease was primarily due to decreases of $35,000 in the bulk segment, $12.2 million in the services segment and $161,000 in the manufacturing segment. The decreases were partially offset by an increase of $609,000 in the retail segment.

Retail revenue increased primarily due to a 10% increase in the volume of water sold. The volume of water sold increased due to a 5.5% increase in the number of customer accounts in the company’s license area from June 30, 2023 to June 30, 2024. The increase was also due to significantly less rainfall on Grand Cayman in April and May of 2024 as compared to the same months a year ago.

The marginal decrease in bulk segment revenue was due to lower energy costs, which decreased the energy pass-through component of the company’s bulk water rates.

The decrease in services segment revenue was primarily due to plant construction revenue decreasing from $19.8 million in 2023 to $3.3 million in 2024 as the result of two construction projects nearing completion during the quarter. Revenue generated under operations and maintenance contracts totaled $7.1 million in the second quarter of 2024, an increase of 75% from the second quarter of 2023. Newly acquired REC contributed $1.9 million of the increase, with the remainder related to PERC contracts.

Manufacturing segment revenue was relatively consistent at $3.9 million as compared to $4.1 million in the second quarter of 2023.

Gross profit for the second quarter of 2024 was $11.6 million (36% of total revenue), as compared to $15.5 million (35% of total revenue) in the second quarter of 2023.

Net income from continuing operations attributable to Consolidated Water stockholders for the second quarter of 2024 was $4.2 million or $0.26 per diluted share, compared to net income of $7.5 million or $0.47 per diluted share in the second quarter of 2023.

Including discontinued operations, net income attributable to Consolidated Water stockholders for the second quarter of 2024 was $15.9 million or $0.99 per diluted share, up from net income of $7.3 million or $0.46 per diluted share in the second quarter of 2023. The increase was primarily due to the gain on sale of the land and documentation related to a discontinued project in Mexico totaling $12.1 million in the second quarter of 2024.

Cash and cash equivalents totaled $96.7 million as of June 30, 2024, with working capital of $131.2 million, debt of $0.3 million, and stockholders’ equity of $206.7 million.

First Half 2024 Financial Summary

Revenue for the first half of 2024 was $72.2 million, down 6% compared to $77.1 million in the same year-ago period. The decrease was primarily driven by decreases of $0.7 million in the bulk segment and $7.5 million in the services segment. The decreases were partially offset by increases of $1.5 million in the retail segment and $1.8 million in the manufacturing segment.

Retail revenue increased primarily due to an 8% increase in the volume of water sold. The volume of water sold increased due to a 5.5% increase in the number of customer accounts in the company’s license area from June 30, 2023 to June 30, 2024.

The retail revenue increased also as a result of significantly less rainfall on Grand Cayman in April and May of 2024 as compared to the same months a year ago.

The decrease in bulk segment revenue was due to a decrease in energy costs for CW-Bahamas, which decreased the energy pass-through component of CW-Bahamas’ rates.

The decrease in services segment revenue was due to a $16.5 million decrease in plant construction revenue. Revenue generated under operations and maintenance contracts totaled $14.2 million in the first half of 2024, up 83% as compared to $7.7 million in the same year-ago period.

The increase in manufacturing segment revenue was due to increased production activity.

Gross profit for the first half of 2024 was $25.5 million (35% of total revenue), down 2% from $26.0 million (34% of total revenue) in the same year-ago period.

Net income from continuing operations attributable to stockholders for the first half of 2024 was $11.2 million or $0.70 per diluted share, compared to net income of $11.6 million or $0.73 per diluted share for the first half of 2023.

Including discontinued operations, net income attributable to Consolidated Water stockholders for the first half of 2024 was $22.3 million or $1.40 per fully diluted share, up from net income of $11.1 million or $0.70 per fully diluted share in the same period of 2023. The increase was primarily due to a gain on sale of land and project documentation of $12.1 million in the second quarter of 2024.

Second Quarter Segment Results

	Three Months Ended June 30, 2024
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$8,181,884	$8,447,958	$11,922,469	$3,926,847	$32,479,158
Cost of revenue	3,670,133	6,097,460	8,458,537	2,632,814	20,858,944
Gross profit	4,511,751	2,350,498	3,463,932	1,294,033	11,620,214
General and administrative expenses	4,378,816	363,268	1,196,624	667,586	6,606,294
Gain (loss) on asset dispositions and impairments, net	(6,130)	—	3,000	—	(3,130)
Income from operations	$126,805	$1,987,230	$2,270,308	$626,447	5,010,790
Other income, net					418,426
Income before income taxes					5,429,216
Provision for income taxes					1,063,933
Net income from continuing operations					4,365,283
Income from continuing operations attributable to non-controlling interests					122,872
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					4,242,411
Net income from discontinued operations					11,607,846
Net income attributable to Consolidated Water Co. Ltd. stockholders					$15,850,257

	Three Months Ended June 30, 2023
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$7,573,329	$8,482,495	$24,093,963	$4,087,476	$44,237,263
Cost of revenue	3,433,132	5,931,735	16,248,141	3,160,706	28,773,714
Gross profit	4,140,197	2,550,760	7,845,822	926,770	15,463,549
General and administrative expenses	4,265,535	379,900	904,560	434,920	5,984,915
Gain on asset dispositions and impairments, net	—	1,000	—	—	1,000
Income from operations	$(125,338)	$2,171,860	$6,941,262	$491,850	9,479,634
Other income, net					129,131
Income before income taxes					9,608,765
Provision for income taxes					1,940,067
Net income from continuing operations					7,668,698
Income attributable to non-controlling interests					137,226
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					7,531,472
Net loss from discontinued operations					(207,701)
Net income attributable to Consolidated Water Co. Ltd. stockholders					$7,323,771

First Half Segment Results

	Six Months Ended June 30, 2024
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$16,806,822	$16,790,052	$29,340,080	$9,231,594	$72,168,548
Cost of revenue	7,221,477	11,662,718	21,127,476	6,658,640	46,670,311
Gross profit	9,585,345	5,127,334	8,212,604	2,572,954	25,498,237
General and administrative expenses	8,483,148	707,409	2,794,478	1,185,288	13,170,323
Gain (loss) on asset dispositions and impairments, net	(6,130)	—	3,000	—	(3,130)
Income from operations	$1,096,067	$4,419,925	$5,421,126	$1,387,666	12,324,784
Other income, net					836,610
Income before income taxes					13,161,394
Provision for income taxes					1,685,629
Net income from continuing operations					11,475,765
Income from continuing operations attributable to non-controlling interests					291,940
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					11,183,825
Net income from discontinued operations					11,140,780
Net income attributable to Consolidated Water Co. Ltd. stockholders					$22,324,605

	Six Months Ended June 30, 2023
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$15,344,424	$17,486,868	$36,815,664	$7,459,297	$77,106,253
Cost of revenue	6,983,926	12,174,881	26,292,219	5,632,596	51,083,622
Gross profit	8,360,498	5,311,987	10,523,445	1,826,701	26,022,631
General and administrative expenses	8,442,642	732,875	1,993,232	852,828	12,021,577
Gain (loss) on asset dispositions and impairments, net	(7,287)	12,270	—	1,933	6,916
Income (loss) from operations	$(89,431)	$4,591,382	$8,530,213	$975,806	14,007,970
Other income, net					286,190
Income before income taxes					14,294,160
Provision for income taxes					2,389,552
Net income from continuing operations					11,904,608
Income from continuing operations attributable to non-controlling interests					300,347
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					11,604,261
Net loss from discontinued operations					(466,864)
Net income attributable to Consolidated Water Co. Ltd. stockholders					$11,137,397

Conference Call

Consolidated Water management will host a conference call tomorrow to discuss these results, which will include a question-and-answer period.

Date: Thursday, August 15, 2024

Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

Toll-free dial-in number: 1-844-875-6913

International dial-in number: 1-412-317-6709

Conference ID: 3791392

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you require any assistance connecting with the call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 1:00 p.m. Eastern time on the same day through August 22, 2024, as well as available for replay via the Investors section of the Consolidated Water website at www.cwco.com.

Toll-free replay number: 1-877-344-7529

International replay number: 1-412-317-0088

Replay ID: 3791392

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates advanced water supply and treatment plants and water distribution systems. The company designs, constructs and operates seawater desalination facilities in the Cayman Islands, The Bahamas and the British Virgin Islands, and designs, constructs and operates water treatment and reuse facilities in the United States. The company recently entered the U.S. desalination market with a contract to design, construct, operate and maintain a seawater desalination plant in Hawaii.

The company also manufactures and services a wide range of products and provides design, engineering, management, operating and other services applicable to commercial and municipal water production, supply and treatment, and industrial water and wastewater treatment. For more information, visit cwco.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "intend", "expect", "should", "will" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to (i) continued acceptance of the company's products and services in the marketplace; (ii) changes in its relationships with the governments of the jurisdictions in which it operates; (iii) the outcome of its negotiations with the Cayman government regarding a new retail license agreement; (iv) the collection of its delinquent accounts receivable in the Bahamas; and (v) various other risks, as detailed in the company's periodic report filings with the Securities and Exchange Commission (“SEC”). For more information about risks and uncertainties associated with the company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the company’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting the company’s Secretary at the company’s executive offices or at the “Investors – SEC Filings” page of the company’s website at http://ir.cwco.com/docs. Except as otherwise required by law, the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:
David W. Sasnett
Executive Vice President and CFO
Tel (954) 509-8200
Email Contact

Investor & Media Relations Contact:
Ron Both or Grant Stude
CMA Investor & Media Relations
Tel (949) 432-7566
Email Contact

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2024	2023
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$96,670,206	$42,621,898
Accounts receivable, net	39,664,848	38,226,891
Inventory	4,561,374	6,044,642
Prepaid expenses and other current assets	2,945,174	4,056,370
Contract assets	5,413,780	21,553,057
Current assets of discontinued operations	1,503,473	211,517
Total current assets	150,758,855	112,714,375
Property, plant and equipment, net	54,368,951	55,882,521
Construction in progress	1,245,998	495,471
Inventory, noncurrent	4,999,102	5,045,771
Investment in OC-BVI	1,311,271	1,412,158
Goodwill	12,861,404	12,861,404
Intangible assets, net	3,025,000	3,353,185
Operating lease right-of-use assets	3,532,430	2,135,446
Other assets	3,058,949	3,407,973
Long-term assets of discontinued operations	—	21,129,288
Total assets	$235,161,960	$218,437,592

LIABILITIES AND EQUITY
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$8,100,744	$11,604,369
Accrued compensation	2,759,353	3,160,030
Dividends payable	1,559,669	1,572,655
Current maturities of operating leases	618,705	456,865
Current portion of long-term debt	170,867	192,034
Contract liabilities	5,710,398	6,237,011
Deferred revenue	217,618	317,017
Current liabilities of discontinued operations	393,237	364,665
Total current liabilities	19,530,591	23,904,646
Long-term debt, noncurrent	115,033	191,190
Deferred tax liabilities	383,075	530,780
Noncurrent operating leases	2,949,303	1,827,302
Other liabilities	153,000	153,000
Deferred revenue	29,459	—
Total liabilities	23,160,461	26,606,918
Commitments and contingencies
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 49,057 and 44,297 shares, respectively	29,434	26,578
Class A common stock, $0.60 par value. Authorized 24,655,000 shares; issued and outstanding 15,829,572 and 15,771,545 shares, respectively	9,497,743	9,462,927
Class B common stock, $0.60 par value. Authorized 145,000 shares; none issued	—	—
Additional paid-in capital	92,723,287	92,188,887
Retained earnings	104,455,633	85,148,820
Total Consolidated Water Co. Ltd. stockholders' equity	206,706,097	186,827,212
Non-controlling interests	5,295,402	5,003,462
Total equity	212,001,499	191,830,674
Total liabilities and equity	$235,161,960	$218,437,592

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue	$32,479,158	$44,237,263	$72,168,548	$77,106,253
Cost of revenue	20,858,944	28,773,714	46,670,311	51,083,622
Gross profit	11,620,214	15,463,549	25,498,237	26,022,631
General and administrative expenses	6,606,294	5,984,915	13,170,323	12,021,577
Gain (loss) on asset dispositions and impairments, net	(3,130)	1,000	(3,130)	6,916
Income from operations	5,010,790	9,479,634	12,324,784	14,007,970

Other income (expense):
Interest income	380,854	86,137	714,996	199,781
Interest expense	(33,438)	(36,247)	(66,939)	(74,091)
Profit-sharing income from OC-BVI	12,150	12,150	32,400	26,325
Equity in the earnings of OC-BVI	36,647	35,272	93,963	70,830
Other	22,213	31,819	62,190	63,345
Other income, net	418,426	129,131	836,610	286,190
Income before income taxes	5,429,216	9,608,765	13,161,394	14,294,160
Provision for income taxes	1,063,933	1,940,067	1,685,629	2,389,552
Net income from continuing operations	4,365,283	7,668,698	11,475,765	11,904,608
Income from continuing operations attributable to non-controlling interests	122,872	137,226	291,940	300,347
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders	4,242,411	7,531,472	11,183,825	11,604,261
Net income (loss) from discontinued operations	11,607,846	(207,701)	11,140,780	(466,864)
Net income attributable to Consolidated Water Co. Ltd. stockholders	$15,850,257	$7,323,771	$22,324,605	$11,137,397

Basic earnings (loss) per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$0.27	$0.48	$0.71	$0.74
Discontinued operations	0.73	(0.01)	0.70	(0.03)
Basic earnings per share	$1.00	$0.47	$1.41	$0.71

Diluted earnings (loss) per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$0.26	$0.47	$0.70	$0.73
Discontinued operations	0.73	(0.01)	0.70	(0.03)
Diluted earnings per share	$0.99	$0.46	$1.40	$0.70

Dividends declared per common and redeemable preferred shares	$0.095	$0.085	$0.19	$0.17

Weighted average number of common shares used in the determination of:
Basic earnings per share	15,829,120	15,736,041	15,829,024	15,729,852
Diluted earnings per share	15,983,671	15,907,440	15,984,154	15,899,923